      Heller Financial Reports Sixth Consecutive Year of Record Earnings;
            Continued Strong New Business Volume and Credit Quality


(Chicago, IL, January 20, 1999) -- Heller Financial, Inc. (NYSE: HF) today reported net income of $47 million for the fourth quarter of 1998, an increase of 34 percent over the fourth quarter of 1997. For the twelve months ended December 31, 1998, Heller's net income was a record $193 million, an increase of 22 percent over the prior year. This marks Heller's sixth consecutive year of record earnings, which the Company delivered despite a $17 million pre-tax charge from a previously announced restructuring. The earnings growth for the fourth quarter and year was driven by continued strong new business volume, strong factoring volume, and the excellent credit quality of the Company's portfolio.

     Net income applicable to common stock was $41 million for the quarter and $172 million for the year. Pro forma diluted earnings per share, adjusted for the impact of Heller's May 1, 1998 initial public offering of common stock, were $.46 for the quarter and $1.91 for the year, 35 percent and 19 percent increases over the prior year periods.

     As noted earlier, Heller's earnings for the quarter and for the year reflect a $17 million pre-tax charge from the Company's previously announced restructuring ($0.13 per fully diluted share after tax). The Company believes that the restructuring, which was designed to increase operating revenues, optimize operational efficiencies and improve return on shareholders' equity, will generate over $20 million in savings annually.

     As previously announced, on November 30, 1998, Heller completed the acquisition of approximately $625 million in domestic and international assets associated with the technology leasing business of Dana Commercial Credit Corporation. Heller expects the acquisition, which positions the Company to offer seamless global financing programs to its current and prospective clients, to be modestly accretive in 1999, with accelerating accretion thereafter.

     Heller's U.S. and international originations force continued to generate strong new business volume totaling $1.5 billion for the fourth quarter and a record $7.2 billion for the year, a 20 percent increase over 1997. New business was strongest in Corporate Finance (a market leader in financing middle market private equity sponsored transactions), Leasing Services, and Small Business Finance (one of the largest originators of Small Business Administration guaranteed 7(a) loans and the leading SBA lender in Texas, Illinois, and Florida). As of December 31, 1998, Heller's total lending assets and investments had grown 13 percent since the end of 1997 to $13.4 billion. Heller has grown new business volume at a compound annual growth rate of 25 percent since 1994.

     Heller's total factoring volume increased 18 percent for the quarter over the prior year period and 21 percent year over year. Growth was due to the exceptional performance of Factofrance, Heller's wholly owned French factoring subsidiary and the largest factoring company in France, and to strong performance in Heller's domestic factoring business, which is among the largest factors in the United States. Factofrance's factoring volume increased 27 percent compared to the fourth quarter of 1997 and increased 34 percent year over year. Heller's total factoring volume exceeded $19 billion in 1998, and the Company remains the largest factoring company in the world.

     Operating revenues for 1998 were $783 million, a four percent increase over 1997. Growth in operating revenues was driven primarily by increases in net interest income and factoring commissions, both of which reflect Heller's strong new business volume for the year. Heller's net interest margin was 3.5 percent of average funds employed (AFE) for the quarter and 3.6 percent of AFE for the year.

     Credit quality in Heller's portfolio remained strong. Net writedowns for 1998 totaled $81 million or 0.7 percent of average lending assets, compared to $146 million or 1.5 percent for the same period in 1997. Net writedowns for the quarter totaled $70 million and included a $40 million writedown on approximately $900 million in real estate CMBS receivables, which were subsequently sold through a securitization. Exclusive of the CMBS writedown, net writedowns were $41 million or 0.4 percent of average lending assets for the year. Heller's 1998 credit quality performance is within its stated writedown target of 0.75 percent of average lending assets. Heller's nonearning assets remained low at $211 million or 1.8 percent of total lending assets. The Company's loan loss reserve was 2.3 percent of receivables and in excess of 100 percent of nonearning receivables.

     Operating expenses for the fourth quarter decreased four percent compared to the prior year period, reflective of Heller's focus on improving operating efficiency. Operating expenses for the year increased 12 percent over the prior year period, however excluding the impact of the consolidation of Factofrance, operating expenses were up six percent over 1997. Expense increases were due to investment in lower-risk businesses, information technology expenses including year 2000 compliance, and investment in Heller's national brand building marketing campaign.

     "This was a watershed year for Heller," said Chairman and Chief Executive Officer Richard J. Almeida. "We completed one of the largest IPOs of 1998, made a strategic acquisition, and restructured our company to improve operating efficiency and return on equity. Additionally, we were rewarded for our conservative financial strategies, as we were able to meet our financial targets despite widespread volatility in the capital markets. We're delighted with another year of record results, and we're proud of our consistent ability to deliver on our commitments to our clients and our shareholders. As we look to 1999, we'll remain focused on building our business franchises, providing value added financing to our clients, maintaining our disciplined credit standards, improving margins, controlling expense growth, and delivering strong earnings growth and improving returns to our shareholders."

     The Board of Directors of the Company has determined that the Annual Meeting of the Shareholders of the Company will be held on April 23, 1999. The record date for purposes of voting at the meeting will be March 1, 1999.

     Heller Financial, Inc. is a worldwide commercial finance company providing a broad range of financing solutions to middle-market and small business clients. With more than $13 billion in owned and managed assets, Heller offers equipment financing and leasing, sales finance programs, factoring and working capital loans, collateral- and cash flow-based financing, and financing for commercial real estate. The Company also offers trade finance, factoring, asset-based lending, leasing and vendor finance products to clients in Europe, Asia, Australia and Latin America. Heller's common stock is listed as "HF" on the New York and Chicago Stock Exchanges.

     Certain statements made herein are or may be deemed to be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and
Section 21E of the Securities Exchange Act of 1934. No assurances can be given that any predicted results will actually be achieved and actual results could differ materially from those predicted as the result of the factors discussed in the Company's periodic reports filed with the Securities and Exchange Commission.

                    HELLER FINANCIAL, INC. AND SUBSIDIARIES
                     CONSOLIDATED CONDENSED BALANCE SHEETS
                                 (in millions)


                                    ASSETS

                                                 December 31,   December 31,
                                                    1998           1997
                                                 ------------   ------------
                                                  (unaudited)     (audited)
Cash and cash equivalents........................   $   529        $   821
Receivables......................................    11,854         10,722

 Less: Allowance for losses of receivables.......       271            261
                                                    -------        -------

       Net receivables...........................    11,583         10,461

Investments......................................     1,338            994
Investments in international joint ventures......       235            198
Other assets.....................................       681            387
                                                    -------        -------

      Total assets...............................   $14,366        $12,861
                                                    =======        =======

                     LIABILITIES AND STOCKHOLDERS' EQUITY


Senior debt
  Commercial paper and short-term borrowings.....   $ 3,681        $ 3,432
  Notes and debentures...........................     6,768          6,004
                                                    -------        -------

      Total senior debt..........................    10,449          9,436

Credit balances of factoring clients.............     1,441          1,255
Other payables and accruals......................       504            405
                                                    -------        -------

      Total liabilities..........................    12,394         11,096

Minority interest................................        10             87

Stockholders' equity
  Preferred stock................................       400            275

  Common stockholders' equity....................     1,562          1,403
                                                    -------        -------

      Total stockholders' equity.................     1,962          1,678
                                                    -------        -------

      Total liabilities and stockholders' equity.   $14,366        $12,861
                                                    =======        =======

                    HELLER FINANCIAL, INC. AND SUBSIDIARIES
                  CONSOLIDATED CONDENSED STATEMENTS OF INCOME
                  (in millions, except per share information)

                                                                   Three Months Ended         Twelve Months Ended
                                                                       December 31,               December 31,
                                                                       ------------               ------------
                                                                     1998         1997          1998          1997
                                                                     ----         ----          ----          ----
                                                                         (unaudited)           (unaudited) (audited)
Interest income.................................................    $ 271         $ 245        $1,047         $ 924

Interest expense................................................      161           140           624           516
                                                                    -----         -----        ------         -----

   Net interest income..........................................      110           105           423           408

Fees and other income...........................................       55            74           206           206

Factoring commissions...........................................       34            33           124           104

Income of international joint ventures..........................        8             9            30            36
                                                                    -----         -----        ------         -----

   Operating revenues...........................................      207           221           783           754

Operating expenses..............................................      109           114           399           357

Restructuring Charge............................................       17             0            17             0

Provision for losses............................................       18            60            77           164
                                                                    -----         -----        ------         -----

   Income before income taxes and minority interest.............       63            47           290           233

Income tax provision............................................       15             9            93            66

Minority interest...............................................        1             3             4             9
                                                                    -----         -----        ------         -----

   Net income...................................................    $  47         $  35        $  193         $ 158
                                                                    =====         =====        ======         =====

   Dividends on preferred stock.................................    $   6         $   4        $   21         $  14
                                                                    =====         =====        ======         =====

    Net income applicable to common stock.......................    $  41         $  31        $  172         $ 144
                                                                    =====         =====        ======         =====

    Basic and diluted net income applicable
        to common stock per share...............................    $ .46         $ .61        $ 2.23         $2.82
                                                                    =====         =====        ======         =====

    Pro forma basic net income
        applicable to common stock per share (1)................    $ .46         $ .34        $ 1.92         $1.60
                                                                    =====         =====        ======         =====

    Pro forma diluted net income
        applicable to common stock per share (2)................    $ .46         $ .34        $ 1.91         $1.60
                                                                    =====         =====        ======         =====

                    HELLER FINANCIAL, INC. AND SUBSIDIARIES
                            SELECTED FINANCIAL DATA
                                  (unaudited)

SELECTED DATA AND RATIOS                                For the Three Months          For the Twelve Months
(dollars in millions)                                    Ended December 31,             Ended December 31,
                                                         -------------------            ------------------
                                                         1998           1997           1998           1997
                                                         ----           ----           ----           ----
Profitability:
-------------
Pro forma net income applicable to
  common stock per share:
    Basic (1)                                            $0.46          $0.34          $1.92          $1.60
    Diluted (2)                                          $0.46          $0.34          $1.91          $1.60

Net income applicable to common
  stock per share (actual):
    Basic                                                $0.46          $0.61          $2.23          $2.82
    Diluted                                              $0.46          $0.61          $2.23          $2.82

Return on average common
  stockholder's equity (3)                                10.6%           8.8%          12.4%          10.5%

Return on AFE (4)                                          1.5%           1.3%           1.6%           1.6%

Net interest income as a percentage of
  AFE (4)                                                  3.5%           3.9%           3.6%           4.0%

Non-interest operating revenues as a
  percentage of AFE (4)                                    3.1%           4.3%           3.0%           3.5%

Total operating revenues as a
  percentage of AFE (4)                                    6.6%           8.2%           6.6%           7.5%

Operating expenses as a percentage of
  AFE (4)                                                  3.5%           4.2%           3.4%           3.5%

Operating expenses to operating revenues                  52.7%          51.6%          51.0%          47.3%

Operating expenses to AMA (5)                              3.2%           3.9%           3.1%           3.3%

Gross writedowns                                         $  75          $  66          $ 145          $ 169

Gross recoveries                                             5             10             64             23

                                                                       December 31,         December 31,
                                                                           1998                 1997
                                                                           ----                 ----
Credit Quality:
---------------
Ratio of earning loans delinquent 60 days or
more to receivables                                                        1.6%                 1.4%

Ratio of total nonearning assets to total lending
assets                                                                     1.8%                 1.4%

Ratio of net writedowns to average lending
assets                                                                     0.7%                 1.5%

Ratio of allowance for losses of receivables to
receivables                                                                2.3%                 2.4%

Ratio of allowance for losses of receivables to
nonearning receivables                                                     130%                 185%

                                                                                         For the Twelve
                                                          For the Three Months              Months
                                                          Ended December 31,            Ended December 31,
                                                          --------------------          ------------------
                                                          1998           1997           1998           1997
                                                          ----           ----           ----           ----
Leverage:
---------
Ratio of debt (net of short-term investments)
to total stockholder's equity                             5.2x           5.2x           5.2x           5.2x

Ratio of commercial paper and short-term
borrowings to total debt                                   35%            36%            35%            36%


Other: (dollars in millions)
------

Total lending assets and investments                   13,430         11,928         13,430         11,928

Total common stockholder's equity                       1,562          1,403          1,562          1,403

Average common stockholder's equity                     1,539          1,396          1,392          1,373

Funds employed (4)                                     11,989         10,673         11,989         10,673

Average funds employed (4)                             12,379         10,675         11,814         10,081

Managed assets (5)                                     13,664         11,800         13,664         11,800

Average managed assets (5)                             13,598         11,662         13,007         10,687

(1) Based on 90,080,912 and 89,797,332 weighted average shares of common stock outstanding for the three and twelve months ended December 31, 1998, respectively.
(2) Based on 90,085,955 and 90,087,764 weighted average shares of common stock outstanding for the three and twelve months ended December 31, 1998, respectively, which includes the effect of 1,291,952 stock options issued to management of the Company.
(3) Return on average common stockholders' equity is computed as net income less preferred stock dividends paid, divided by average total common stockholders' equity.
(4) Funds employed include lending assets and investments, less credit balances of factoring clients.
(5) Total managed assets include funds employed, plus receivables previously securitized or sold and currently managed by the Company. At December 31, 1998, managed assets includes approximately $120 million from the 1997 equipment securitization in which the Company has not retained any credit risk, $435 million from the 1998 equipment securitization in which the Company has retained approximately $15 million, $370 million of loans which are fully guaranteed by the U.S. Government through a Small Business Administration Program, $475 million from the sale of factored accounts receivable and $188 million from a Factofrance securitization.

LENDING ASSETS
AND INVESTMENTS


                                                 December 31,        September 30,        December 31,
BY BUSINESS GROUP                                    1998                 1998                1997
                                                     ----                 ----                ----
(dollars in millions)

Domestic
  Corporate Finance                                 $ 3,784              $ 3,989             $ 3,066
  Real Estate Finance                                 2,230                3,022               2,667
  Leasing Services                                    2,840                2,461               2,314
  Small Business Lending                              1,013                  866                 766
  Commercial Services                                   401                  807                 361
  Other                                                 501                  442                 393
                                                    -------              -------             -------
Total Domestic                                      $10,769              $11,587             $ 9,567
International                                         2,661                2,531               2,361
                                                    -------              -------             -------
Total lending assets and
 investments                                        $13,430              $14,118             $11,928
                                                    =======              =======             =======

FEES AND OTHER INCOME
(dollars in millions)                             For the Three Months           For the Twelve Months
                                                  Ended December 31,               Ended December 31,
                                                  --------------------           ---------------------
                                                  1998            1997             1998             1997
                                                 -----           -----            -----            -----
Factoring commissions                            $  34           $  33            $ 124            $ 104
Income of international
  joint ventures                                     8               9               30               36
Fees and other income:
  Fee income and other                              32              38              130              111
  Net investment gains                              21              36               59               69
  Securitization income                              2              --               17               26
                                                 -----           -----            -----            -----
        Total fees and other income              $  55           $  74            $ 206            $ 206
                                                 =====           =====            =====            =====
  Total non-interest income                      $  97           $ 116            $ 360            $ 346
                                                 =====           =====            =====            =====